Exhibit 10.2

CW Loan No. 05-1047

LOAN AGREEMENT

Dated as of October 4, 2005

by and between

200 PAUL, LLC

(as Borrower)

and

COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC.

(as Lender)

i

SCHEDULES AND EXHIBITS

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), dated as of October 4, 2005 (the “Closing Date”), is made by and between COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation (together with its successors and assigns, “Lender”), and 200 PAUL, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Borrower”).

RECITALS

Borrower desires to obtain a loan (the “Loan”) from Lender in the principal amount of $81,000,000.00 (the “Loan Amount”), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions.

For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings. The location of additional defined terms is set forth in Section 1.2 below:

“Affiliate” of any specified Person means any other Person Controlling, Controlled by or under common Control with such specified Person.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business.

“Cash Management Period” shall mean any period commencing upon the occurrence of (a) an Event of Default or (b) an NOI Trigger Event; and ending upon Lender giving notice to the Collection Account Bank and Borrower that (i) with respect to the matter described in clause (a) above, such Event of Default no longer exists and no other Event of Default then exists, (ii) with respect to the matter described in clause (b) above, Lender has determined that Net Operating Income for the twelve (12) months preceding the date of determination exceeds $8,800,000, or (iii) Lender otherwise elects, in its sole discretion, to give such notice. Following the occurrence of an NOI Trigger Event, provided that Lender has received from Borrower all information from Borrower necessary to determine whether the condition described in clause (ii) above has been satisfied, Lender shall make the foregoing calculation and shall provide a copy thereof to Borrower monthly, and such calculation shall be deemed correct absent manifest error. Lender shall use reasonable efforts to give the notice ending the Cash Management Period within two (2) Business Days after the applicable event set forth in clause (i) or (ii) above has occurred.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment, including the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation, and (d) the beneficial ownership interests in a trust.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.

“Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

“GAAP” means generally accepted accounting principles, consistently applied, but without the requirement of footnotes.

“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Digital Realty Trust, L.P.

“Hazardous Substance” means, without limitation, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, toxic or hazardous wastes, toxic or hazardous substances, toxic or hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, mold or fungus, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

“Impositions” means all ground rents and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Property, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (i) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located) or Lender (including taxes resulting from future changes in law which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender’s interests), (ii) the Property or any part thereof, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof, or the acquisition or financing of the acquisition of the Property by Borrower.

“Indebtedness” means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.

“Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.

“Leases” means all leases and other agreements or arrangements affecting the use or occupancy of all or any portion of the Property now in effect or hereafter entered into (including all lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.

“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities binding on

Borrower, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.

“Loan Documents” means, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the documents listed on Schedule 1 attached hereto, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.

“Losses” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Required Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Management Agreement” means the Management Agreement entered into between Manager and Borrower pertaining to the management of the Property, as the same may be amended or otherwise modified from time to time in accordance with Section 5.4.

“Manager” means the Person designated as manager of the Property in the Management Agreement, or any successor or assignee appointed in accordance with this Agreement.

“Material Adverse Effect” means a material adverse effect upon (a) the business or financial position or results of operation of Borrower, (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (c) the value of the Property.

“Net Operating Income” means, for any period, the excess, if any, of Operating Income for such period over Operating Expenses for such period.

“NOI Trigger Event” means that Net Operating Income for the twelve (12) months preceding the date of determination (such determination shall be made by Lender and shall be deemed correct absent manifest error at the time that the calculation is provided to Borrower) is $8,150,000 or less.

“Operating Expenses” means, for any period, all expenditures by Borrower as and to the extent required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair or leasing of the Property. Notwithstanding the foregoing, Operating Expenses shall not include (x) any taxes imposed on Borrower’s net income, (y) depreciation or amortization of intangibles or (z) debt service and other payments in connection with the Indebtedness. Operating Expenses shall be calculated in accordance with GAAP.

“Operating Income” means, for any period, for Borrower, all regular ongoing income of Borrower during such period from the operation of the Property, including, without limitation: all amounts payable as Rents (other than security deposits) and all other amounts payable under Leases or other third party agreements relating to the ownership and operation of the Property; business interruption insurance proceeds; and all other amounts which in accordance with GAAP are required to be or are included in Borrower’s annual financial statements as operating income of the Property but excluding that portion of any lease termination payment not fairly allocable to the period for which Operating Income is being calculated. Operating Income shall be calculated prior to the payment of debt service and other payments in connection with the Indebtedness.

“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Mortgage, or in any part of a marked-up pro forma or title insurance commitment which has been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, and (d) such governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Borrower after the Closing Date and which do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to the Property, (iii) the fair market value of the Property, or (iv) the use or operation of the Property as of the Closing Date and thereafter.

“Permitted Transferee” shall mean any of the following entities (for purposes of this definition, “control” means the ability to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, rather than a beneficial ownership requirement, and regardless of the fact that responsibility for such day-to-day operating and management functions are ordinarily handled by a property manager or for leasing activities has been delegated by such controlling Person pursuant to a written agreement):

(i) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

(ii) a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition;

(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(v) any Person (a) who owns at least five (5) properties with, in the aggregate, at least 3,000,000 square feet (exclusive of the Property) of office space of similar or better quality as that of the Property, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $250,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(vi) any Person (a) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $250,000,000 and (b) who is managed by managers or executive officers who within 3 years prior to such transfer controlled, directly or indirectly, real estate assets of at least $1,000,000,000; or

(vii) any Person in which at least fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (v) of this definition of “Permitted Transferee,” or an combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Principal Indebtedness” means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.

“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., S&P, and Dominion Bond Rating Service Limited or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually, a “Rating Agency”).

“Rating Agency Confirmation” means a confirmation by each of the applicable Rating Agencies which confirms that the taking of the action referenced therein will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in the applicable Secondary Market Transaction.

“REIT Condition” shall be deemed satisfied when all of the following conditions exist: (i) no Event of Default shall have occurred and be continuing and (ii) either (x) a NYSE listed real estate investment trust in good standing with the NYSE shall Control the Borrower or (ii) a private company with a net worth in excess of $250,000,000.00 shall Control the Borrower.

“Release” with respect to any Hazardous Substance means any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” means any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Substances.

“Required Remediation” means any Remediation which is required by a Governmental Authority with appropriate jurisdiction.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Transfer” means (a) any conveyance, transfer, sale, Lease, assignment or Lien, whether by operation of law or otherwise, of, on or affecting (i) all or any portion of the Property, or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest or the issuance of any new direct or indirect Equity Interest in Borrower), and (b) any material change in Control of Borrower (provided that a change in the members of the board of directors shall not, by itself, be considered a material change in Control); provided, however, that the transfer of publicly traded stock in Digital Realty Trust, Inc. shall not be deemed to be a “Transfer” so long as Digital Realty Trust, Inc. continues to be a publicly traded company registered on a national stock exchange following such transfer.

Section 1.2. Location of Additional Defined Terms.

Defined Term	Location
“Agreement”	First Paragraph
“Assignment of Leases”	Schedule 1
“Borrower”	First Paragraph
“Capital Expenditure Reserve Account”	Section 3.1(a)
“Cash Collateral Account”	Cash Collateral Account Agreement
“Cash Collateral Account Agreement”	Schedule 1
“Cash Trap Reserve Account”	Section 3.1(a)
“Casualty”	Section 7.6(a)
“Casualty Retainage”	Section 7.8(b)
“Closing Date”	First Paragraph
“Collection Account”	Cash Collateral Account Agreement
“Collection Account Bank”	Cash Collateral Account Agreement

“Condemnation Proceeds”	Section 7.6(a)
“Contracts”	The Mortgage
“Default Rate”	The Note
“Deferred Maintenance and Environmental Reserve Account”	Section 3.1(a)
“Disclosure Document”	Section 10.6(a)
“Equipment”	The Mortgage
“ERISA Affiliate”	Section 4.7
“Environmental Lien”	Section 9.2
“Event of Default”	Section 8.1
“Improvements”	The Mortgage
“Insolvency Action”	Section 8.1(f)
“Insurance Proceeds”	Section 7.6(a)
“Interest Rate”	The Note
“Inventory”	The Mortgage
“Investors”	Section 10.3
“Lender”	First Paragraph
“Loan”	Recitals
“Loan Amount”	Recitals
“Manager’s Subordination”	Schedule 1
“Material Alterations”	Section 5.2
“Material Lease”	Section 5.7(a)
“Maturity Date”	The Note
“Mortgage”	Schedule 1
“Net Restoration Proceeds”	Section 7.6(a)
“Note”	Schedule 1
“Payment Date”	The Note
“Permits”	The Mortgage
“Permitted Trade Payables”	Exhibit C, clause (xx)
“Permitted Transfer”	Section 6.1
“Property”	The Mortgage
“Rents”	The Mortgage
“Reserve Account” and “Reserve Accounts”	Section 3.1(a)
“Restoration”	Section 7.7
“Restoration Proceeds”	Section 7.6(a)
“Restoration Proceeds Threshold”	Section 7.6(a)
“Rollover Reserve Account”	Section 3.1(a)
“Secondary Market Transaction”	Section 10.1
“Single Member LLC”	Exhibit C
“Single-Purpose Entity”	Exhibit C
“Special Member”	Exhibit C, clause (xxxiii)
“Taking”	Section 7.6(a)
“Tax and Insurance Reserve Account”	Section 3.1(a)
“Tax and Insurance Monthly Installment”	Section 3.2
“UCC”	The Mortgage

Section 1.3. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1. The Loan. Borrower shall receive only one borrowing hereunder in the amount of the Loan Amount and any amount borrowed and repaid hereunder may not be reborrowed. Borrower’s obligation to pay the Indebtedness is evidenced by this Agreement and by the Note and secured by the Mortgage and the other Loan Documents to the extent provided therein.

Section 2.2. Interest Rate; Payments. The Indebtedness shall accrue interest at the rates and in the manner set forth in the Note. Borrower shall make payments of principal and interest at the times and in the manner set forth in the Note.

ARTICLE 3

RESERVE ACCOUNTS

Section 3.1. Reserve Accounts Generally.

(a) Establishment. On the Closing Date, Lender shall establish the following accounts for purpose of holding the funds to be deposited by Borrower pursuant to this Article 3: a “Tax and Insurance Reserve Account,” a “Deferred Maintenance and Environmental Reserve Account,” a “Capital Expenditure Reserve Account,” a “Rollover Reserve Account,” and a “Cash Trap Reserve Account” (individually, a “Reserve Account” and collectively, the “Reserve Accounts”). Each Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund. At Lender’s option, funds deposited into a Reserve Account may be commingled with other money held by Lender or its servicer. Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Borrower shall not have the right to make any withdrawal from any Reserve Account.

(b) Application upon Event of Default. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in any Reserve Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender’s discretion, and (ii) Borrower shall have no further right in respect of the Reserve Accounts.

Section 3.2. Tax and Insurance. On the date hereof, Borrower shall deposit with Lender the following sums: (i) $867,326.83 with respect to Impositions, and (ii) $557,353.00 with respect to insurance premiums. Such sums shall be held by Lender in the Tax and Insurance Reserve Account. Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of (A) Impositions, which amount shall initially be $123,903.83, and (B) insurance premiums for policies required pursuant to this Agreement, which amount shall initially be $46,446.08 (provided, that Lender may re-calculate the foregoing monthly amounts from time to time to assure that funds are reserved in sufficient amounts to enable the payment of Impositions and insurance premiums thirty (30) days prior to their respective due dates) (collectively, the “Tax and Insurance Monthly Installment”). If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the aggregate Impositions and insurance premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. As soon as Impositions and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments. Lender shall make payments of Impositions and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.

Section 3.3. Deferred Maintenance Costs and Remediation Costs. On the date hereof, Borrower shall deposit $55,469.00 into the Deferred Maintenance and Environmental Reserve Account, which amounts shall be used for payment of costs incurred by Borrower in connection with any deferred maintenance or Remediation required pursuant to Section 5.6.

Section 3.4. Capital Improvement Costs. Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the sum of $8,784.45, which amount shall be increased by two percent (2%) on each anniversary of the Closing Date, and which sums shall be held in the Capital Expenditure Reserve Account, and which amounts shall be used for payment of costs incurred by Borrower (i) in connection with capital improvements to the Property approved by Lender, and (ii) provided that no Cash Management Period exists, in connection with tenant improvement expenses and leasing commissions incurred by Borrower in connection with replacing tenants or extending Leases at the Property pursuant to Leases approved (or deemed approved) pursuant to this Agreement.

Section 3.5. Rollover Costs. On each Payment Date during a Cash Management Period (which has occurred pursuant to a NOI Trigger Event), Borrower shall deliver to Lender the sum of $57,659.12, which sums shall be held in the Rollover Reserve Account. If any tenant pursuant to a Lease that provides for annual rent equal to, or greater than, $250,000, (a) enters into an agreement with Borrower whereby Borrower releases such tenant from its obligation to pay rent or otherwise settles Borrower’s claim to rent, or (b) files a petition for relief under the federal bankruptcy code or other creditor’s rights laws, and such event causes a Cash Management Period (or would have caused a Cash Management Period if the revenue applicable to such Lease was deducted from Net Operating Income for the trailing 12 months), Borrower shall pay, or cause to be paid, any settlement proceeds, lease termination or similar payment to Lender, and Lender shall deposit the same into the Rollover Reserve Account; and shall be released to Borrower at the end of such Cash Management Period (or such assumed Cash Management Period after giving effect to the Lease termination), except to the extent theretofore released pursuant to the following sentence. All sums in the Rollover Reserve Account shall be used for payment of tenant improvement expenses and leasing commissions incurred by Borrower in connection with replacing tenants at the Property pursuant to Leases approved (or deemed approved) pursuant to this Agreement. Provided no NOI Trigger Event then exists, any portion of such lease termination payment remaining after application of the same pursuant to this Section 3.5 shall be returned to Borrower.

Section 3.6. Intentionally Deleted.

Section 3.7. Cash Trap. Beginning on the first Payment Date following the occurrence of a Cash Management Period, and on each Payment Date during the continuation of a Cash Management Period, Lender shall retain all cash flow from the Property in the Cash Trap Reserve Account. Provided no Event of Default has occurred and is continuing, funds in the Cash Trap Reserve Account will be utilized by Lender to fund any shortfalls in payments required to be made by Borrower to Lender hereunder. Upon the termination of the Cash Management Period, all amounts in the Cash Trap Reserve Account shall be released to Borrower.

Section 3.8. Disbursements. Not more frequently than once in any 30-day period, and provided that no Event of Default has occurred and is continuing, Borrower may request in writing that Lender release to Borrower funds from one or more Reserve Accounts to the extent funds are available therein, for payment of costs incurred by Borrower in connection with the expenses for which such Reserve Account is maintained. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation reasonably required by Lender. Lender shall approve or disapprove such request within five (5) Business Days after Lender’s receipt of such request and, if approved, Lender shall release the funds to Borrower or Borrower’s designee within two (2) Business Days after Lender’s approval.

Section 3.9. Interest on Reserve Accounts. Amounts on deposit in the Tax and Insurance Reserve Account, the Deferred Maintenance and Environmental Reserve Account, the Capital Expenditure Reserve Account, and the Rollover Reserve Account shall bear interest (which money market rate interest shall be for the benefit of Borrower) at money market rates customarily offered by the bank or other financial institution used by Lender or its servicer for the purposes of holding such accounts (provided, however, that interest paid or payable with respect to any such account may not be based on the highest rate of interest payable by Lender or such bank or institution on deposits and shall not be calculated based on any particular external interest rate or interest rate index, nor shall any such interest reflect the interest rate utilized by Lender or such bank or institution to calculate interest payable on deposits held with respect to any particular loan or borrower or class of loans or borrowers, and Lender shall have no liability with respect to the amount of interest paid and/or loss of principal). All money market interest on the sums held in such accounts shall be income of Borrower, shall, if required by law, be reported by Borrower on its tax returns as income of Borrower, shall remain in the applicable account and shall be subject to allocation and distribution in the same manner and under the same conditions as the principal sum on which said interest or other earnings accrued.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date as follows:

Section 4.1. Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents. Borrower is a “registered organization” within the meaning of the Uniform Commercial Code in effect in the State where Borrower is organized, and Borrower’s organizational identification number issued by such State is set forth under its signature hereto.

Section 4.2. Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower’s performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower, (b) will not violate any provision of any applicable Legal Requirements, and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower. To Borrower’s knowledge, the Loan Documents to which Manager is a party have been duly executed and delivered by Manager.

Section 4.3. Enforceability. The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower.

Section 4.4. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to Borrower’s knowledge, threatened, involving or concerning Borrower, Guarantor, or the Property, that would reasonably be expected to have a Material Adverse Effect.

Section 4.5. Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of Borrower. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or the Property, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Property.

Section 4.6. Compliance. To Borrower’s knowledge, except as previously disclosed to Lender in writing, Borrower, the Property and Borrower’s use thereof and operations thereat comply in all material respects with all applicable Legal Requirements. Borrower has obtained (in its own name) all Permits necessary to use and operate the Property, and all such Permits are in full force and effect.

Section 4.7. ERISA. Neither Borrower nor any ERISA Affiliate (as defined below) maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” “multiemployer plan,” or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise. Transactions by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws. “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in this Section 4.7 to remain true and accurate throughout the term of the Loan.

Section 4.8. Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

Section 4.9. Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.10. Title to the Property; Liens. Borrower owns good, indefeasible, marketable and insurable title to the Property, free and clear of all Liens, other than the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially and adversely affect (i) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner or (ii) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. The Mortgage creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the personal property constituting part of the Property, subject to no Liens other than the Permitted Encumbrances. The Assignment of Leases creates a valid and enforceable first Lien on and a valid and enforceable first priority security interest in all of Borrower’s interest in all Leases, subject to no Liens other than the Permitted Encumbrances.

Section 4.11. Condemnation. No Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.12. Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.

Section 4.13. Separate Lots. The Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

Section 4.14. Assessments. Except as disclosed in the Lender’s title insurance policy, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 4.15. Flood Zone. Except as shown on the survey delivered to Lender in connection with the Loan, the Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency.

Section 4.16. Physical Condition. Except as disclosed in the engineering report(s) delivered to Lender in connection with the Loan, to Borrower’s knowledge, the Property is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.

Section 4.17. Intentionally Deleted.

Section 4.18. Leases and Rents. (a) Borrower is the sole owner of the entire lessor’s interest in the Leases, and neither the Leases nor any Rents have been Transferred by Borrower except to Lender pursuant to the Loan Documents; (b) there are no Leases now in effect except those set forth on the certified rent roll delivered to Lender in connection with the Loan and Borrower has delivered to Lender true, correct and complete copies of all Leases (together with all modifications thereto) for any commercial space in the Property; (c) except as disclosed to Lender in writing (including but not limited to in any tenant estoppel certificates delivered to Lender in connection with the Loan, (i) none of the Rents have been collected for more than one

(1) month in advance; (ii) the premises demised under the Leases have been completed and the tenants under the Leases have accepted and taken possession of the same on a rent-paying basis; (iii) to Borrower’s knowledge, there exists no offset or defense to the payment of any portion of the Rents; (iv) no Lease contains an option to purchase, right of first refusal to purchase, expansion right, or any other similar provision; (v) to Borrower’s knowledge, there are no defaults or events of default (and to Borrower’s knowledge, no events or circumstances exist which with or without the giving of notice, the passage of time or both may constitute a default or event of default) under any of the Leases which have a Material Adverse Effect; and (vi) no residential Lease is for a term of less than six (6) months or more than twelve (12) months; and (d) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease.

Section 4.19. Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, Guarantor, and to Borrower’s knowledge, each Person owning (other than through public stock ownership) a direct or indirect interest in Borrower, Guarantor: (i) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at “http://www.treas.gov/ofac/t11sdn.pdf”.) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (ii) is not a Person subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), with the result that (A) the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law.

Section 4.20. Organizational Chart. The organizational chart attached hereto as Exhibit A is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Exhibit A (or other than through public stock ownership) has any ownership interest in, or right of control, directly or indirectly, in Borrower.

Section 4.21. Single-Purpose Entity. Borrower has been since its formation, and will continue to be, a Single-Purpose Entity. All of the assumptions made in the substantive non-consolidation opinion delivered to Lender by Borrower’s counsel in connection with the closing of the Loan are true and correct in all respects.

Section 4.22. Management Agreement. The Management Agreement is in full force and effect, and constitutes the entire agreement with respect to the management of the Property between Manager and Borrower and has not been assigned or encumbered (other than pursuant to the Mortgage), or modified, amended, or supplemented. Neither Borrower, nor to Borrower’s knowledge Manager, is in default in the performance of the terms and provisions of the Management Agreement.

Section 4.23. Solvency; Fraudulent Conveyance. Borrower (i) has not entered into this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s total liabilities (including the maximum amounts of its subordinated, unliquidated, disputed, or contingent liabilities or its debts as such debts become absolute and matured). Borrower’s assets do not and will not, immediately following the execution and delivery of the Loan Documents, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amount to be payable on or in respect of obligations of the borrower).

Section 4.24. Margin Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements.

ARTICLE 5

COVENANTS

Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 5.1. Compliance with Legal Requirements; Impositions and Other Claims; Contests.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements, Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.

(b) Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 3.2, Borrower shall pay all Impositions and insurance premiums with respect to itself and the Property in accordance with the terms hereof. Borrower may, at its expense, after prior notice to Lender (except with respect to property tax contests or appeals, for which prompt notice to Lender shall be required), contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings (including any bonds posted in connection therewith) shall suspend the collection thereof from the Property, (ii) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender or the applicable court additional security in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be sufficient under applicable law to permit the release of any applicable lien, lien right or enforcement proceeding (as to amounts furnished pursuant to statute), or in an amount equal to 125% of the amount of such claim, if Borrower elects to deposit such amount with Lender instead of the applicable court.

Section 5.2. Maintenance; Waste; Alterations. Borrower shall at all times keep the Property in good repair, working order and condition, except for reasonable wear and use. Borrower shall not permit the Improvements, Equipment or Inventory to be removed or demolished or otherwise altered (provided, however, that Borrower may remove, demolish or alter worn out or obsolete Improvements, Equipment and Inventory that are promptly replaced with Improvements, Equipment or Inventory, as applicable, of equivalent value and functionality, unless Borrower reasonably determines that such replacement is not necessary for the operation of the Property and would not have a Material Adverse Effect). Borrower may not, without Lender’s approval, perform alterations to the Improvements and Equipment which (a) exceed $500,000 (not including (i) tenant improvement work performed pursuant to the terms of any Lease executed on or prior to the date hereof, or pursuant to the terms of any Lease executed after the date hereof if such Lease was approved by Lender (or if such approval was not required), (ii) alterations performed in connection with a Restoration, and (iii) work performed pursuant to Section 5.6), or (b) are not in the ordinary course of Borrower’s business (such alterations, “Material Alterations”). Borrower shall not perform any Material Alteration unless approved in writing by Lender in Lender’s reasonable discretion. Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender, including the fees charged by any professional engaged by Lender in connection with any such Material Alteration. With respect to any Material Alteration, as a condition to Lender’s approval, Lender may, at its option, require Borrower to deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to one hundred twenty five percent (125%) of the cost of such Material Alteration, as estimated by Lender. Notwithstanding anything contained in this Section 5.2 Borrower may, without Lender’s approval, perform non-structural alterations to the Improvements and Equipment which do not exceed $10,000,000 (the “Proposed Work”) provided that all of the following conditions are met: (1) no Event of Default has occurred and is continuing; (2) no Cash Management Period exists; (3) Borrower either (x) funds a reserve held by Lender in an amount equal to 125% of the cost of the Proposed Work, as reasonably determined by Lender or (y) purchases payment and performance bond (with an obligor other than Borrower) in an amount equal to 125% of the cost of the Proposed Work, as reasonably determined by Lender and otherwise satisfactory to Lender in its reasonable discretion; and (4) the Proposed Work does not interfere with Borrower’s cash flow.

Section 5.3. Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender (at Lender’s cost and expense if no Event of Default has occurred and is continuing), to inspect (a) the Property or any part thereof, and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, in each case at such reasonable times as may be requested by Lender upon reasonable advance notice, subject to the rights of tenants under Leases, and subject to Borrower’s obligation to comply with any confidentiality provisions set forth in such Leases (or in such other agreements with such tenants provided to Lender).

Section 5.4. Management of Property. The Property will be managed at all times by the Manager pursuant to the Management Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Management Agreement to be performed by Borrower. Borrower shall not (a) surrender, terminate, cancel, or materially modify the Management Agreement, (b) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (c) consent to the assignment by Manager of its interest under the Management Agreement or (d) waive or release any of its rights and remedies under the Management Agreement, in each case, without the consent of Lender, which consent shall not be unreasonably withheld or delayed. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition to Lender’s consent, execute a subordination of management agreement in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, Borrower may from time to time appoint a successor manager to manage the Property, subject to Lender’s prior written approval, which approval shall not be unreasonably withheld; provided, however, Lender’s consent shall not be required with respect to such replacement manager if (1) Borrower performs all leasing and asset management functions at the Property, (2) the replacement manager is a reputable and experienced property manager, and (3) a Rating Agency Confirmation with respect to such new manager and management agreement has been obtained. Notwithstanding the foregoing, in the event that Borrower Transfers the Property or Control to any entity that is not an Affiliate of Guarantor, Lender shall have the right to approve any replacement property manager and any replacement property management agreement entered into in connection therewith which approval shall not be unreasonably withheld.

Section 5.5. Financial and Other Reporting.

(a) Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with GAAP, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.

(b) Borrower shall furnish to Lender (i) annually within one hundred twenty (120) days following the end of each Fiscal Year, (ii) within fifty (50) days following the end of

(A) each calendar month prior to the occurrence of a Secondary Market Transaction, if requested by Lender, and (B) each calendar quarter after the occurrence of a Secondary Market Transaction, a true, complete, correct and accurate copy of Borrower’s unaudited financial statement for such period, including a statement of operations (profit and loss), a statement of cash flows, a calculation of net operating income, a balance sheet, an aged accounts receivable report and such other information or reports as shall be requested by Lender. In addition, Borrower shall furnish to Lender annually within one hundred and twenty (120) days following the end of each Fiscal Year, a true, complete, correct and accurate copy of Borrower’s certified financial statement for such period audited by an accounting firm acceptable to Lender in Lender’s reasonable discretion, including a statement of operations (profit and loss), a statement of cash flows, a calculation of net operating income, a balance sheet, an aged accounts receivable report, Borrower’s federal tax returns (provided that delivery of federal tax returns may be delayed to the extent of any extension received for the filing of such return) and such other information or reports as shall be reasonably requested by Lender; provided, however, that during any period of time when the REIT Condition is satisfied, Borrower shall, in lieu of the financial reporting requirements otherwise required by this sentence, furnish to Lender annually within one hundred twenty (120) days following the end of each Fiscal Year, a true, complete, correct and accurate copy of Borrower’s certified (but need not be audited) statement of operations (profit and loss), balance sheet, and federal tax returns (provided that delivery of federal tax returns may be delayed to the extent of any extension received for the filing of such return); and (iii) within fifty (50) days following the end of each calendar month, a calculation of Net Operating Income.

(c) Borrower shall furnish to Lender, within fifty (50) days following the end of (i) each calendar month prior to the occurrence of a Secondary Market Transaction, if requested by Lender, and (ii) each calendar quarter after the occurrence of a Secondary Market Transaction, a true, complete, correct and accurate rent roll and occupancy report for such period.

(d) Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened involving Borrower which is reasonably likely to have a Material Adverse Effect.

(e) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information with respect to Borrower and the operation of the Property as may be reasonably requested by Lender including all business plans prepared for Borrower and for the operation of the Property.

All financial statements and other documents to be delivered pursuant to this Agreement shall (A) be in form as previously provided to Lender (or comparable form), (B) be prepared in accordance with GAAP, and (C) be certified by Borrower as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Borrower for the relevant period, as applicable; subject, however, in the case of interim statements, to year-end adjustments.

Section 5.6. Deferred Maintenance and Environmental Remediation. Borrower shall perform the deferred maintenance work and environmental remediation to the Property itemized on Exhibit B hereto within the time periods set forth on said Exhibit B, subject to acts of God or other circumstances beyond the control of Borrower and its Affiliates.

Section 5.7. Leases.

(a) Borrower shall (i) observe and perform all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Material Lease; (iii) promptly notify Lender of any tenant under a Material Lease at the Property which has vacated, or has given Borrower written notice of its intention to vacate, the premises (or any portion thereof) leased to such tenant pursuant to the applicable Material Lease; (iv) enforce the material terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property; and (v) obtain the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, for any Lease of the Property, material amendment thereto, assignment thereof, or subletting thereunder executed after the date hereof (unless approval for such assignment or subletting is not required pursuant to the express terms of such Lease) but such approval shall only be required for a “Material Lease,” defined herein as either (x) a lease executed after the date hereof where the base Rent payable thereunder exceeds $500,000 per annum, or (y) the Leases identified on Schedule 5.7 hereof, but approval with respect to such Leases identified on Schedule 5.7 shall be required only for any amendment, assignment or subletting of such Leases identified on Schedule 5.7 which would result in a reduction in Rent, reduction in term or reduction in space. Lender’s failure to respond to a request from Borrower for approval within ten (10) Business Days of the latter of (i) such receipt of such request and (ii) receipt of all information reasonably requested by Lender within five (5) Business Days after Lender’s receipt of Borrower’s request for approval, shall be deemed Lender’s approval, provided that Borrower delivers to Lender a writing marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the writing must be marked “PRIORITY” in bold letters.

(b) Borrower may enter into any Lease, other than a Material Lease, after the date hereof, without the prior written consent of Lender provided that such Lease (i) is an arms-length transaction with a tenant that is not an Affiliate of Borrower, (ii) is entered into in the ordinary course of business, and (iii) is subordinate to the Mortgage and the tenant thereunder agrees to attorn to Lender, subject to receipt from Lender of a reasonable and customary subordination, non-disturbance, and attornment agreement. All proposed Leases that do not satisfy the requirements set forth in this Section 5.7 require Lender’s prior written approval at Borrower’s expense (including reasonable legal fees and expenses). Borrower shall promptly deliver to Lender a copy of each Lease (other than a residential lease) entered into after the Closing Date, together with written certification from Borrower confirming that (y) the copy delivered is a true, complete and correct copy of such Lease and (z) Borrower has satisfied all conditions of this Section 5.7.

(c) Borrower shall not (i) make any assignment or pledge of any Lease or Rents to anyone other than Lender until the Indebtedness is paid in full, (ii) collect any Rents under the Leases more than one (1) month (or three (3) months during any period of time when the REIT Condition is satisfied) in advance (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market); (iii) enter into, amend in any material respect or terminate any Material Lease (provided, however, that Borrower may terminate any such Material Lease if the lessee thereunder is in material monetary default of such Material Lease); or (iv) execute or grant any modification of any Lease which in the aggregate might have a Material Adverse Effect.

(d) Intentionally Omitted.

(e) Intentionally Deleted.

Section 5.8. Place of Business; State of Organization. Borrower shall not change its (a) chief executive office or its principal place of business or place where its books and records are kept, or (b) the jurisdiction in which it is organized, in each case without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

Section 5.9. Zoning; Joint Assessment. Borrower shall not materially change the Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), except those necessary in connection with the uses permitted pursuant to this Agreement, or (b) joint assessment of the Property with any other real or personal property.

Section 5.10. Post Closing Obligations. Borrower shall within 10 Business Days of the date hereof: (1) provide Lender with a new property management agreement on terms substantially identical to the Management Agreement (as defined in the Manager’s Consent and Subordination of Management Agreement) except that such property management agreement shall be modified to reflect a management arrangement that relates to only the Property; (2) enter into a collection account agreement on terms acceptable to Lender and simultaneously deliver the tenant direction letters pursuant to the terms of the Cash Collateral Account Agreement; and (3) have used commercially reasonable efforts to cause XO Communications Services, Inc. to deliver a subordination, non-disturbance and attornment agreement reasonably acceptable to Lender.

ARTICLE 6

TRANSFERS AND CHANGE OF BUSINESS

Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 6.1. Transfer. Borrower will not allow any Transfer to occur other than the following Transfers (in each case provided that no Event of Default then exists) (each, a “Permitted Transfer”):

(a) Permitted Encumbrances;

(b) Leases which are not Material Leases, and Material Leases which have been approved by Lender in accordance with Section 5.7;

(c) Transfers of direct or indirect Equity Interests in Borrower which in the aggregate during the term of the Loan (i) do not exceed forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower, (ii) do not result in any shareholder’s, partner’s, member’s or other Person’s interest in Borrower exceeding forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower and (iii) do not result in a material change in Control of Borrower (provided that a change in the members of the board of directors shall not, by itself, be considered a material change in Control) provided however that any Transfer which results in Digital Realty Trust, Inc. owning more than forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interest in Borrower shall be deemed a Permitted Transfer if Borrower notifies Lender of such Transfer at the time of such transfer and if required by Lender, Borrower provides to Lender a new nonconsolidation opinion reasonably acceptable to Lender and the Rating Agencies;

(d) Transfers of (i) more than forty-nine percent (49%) of the total direct or indirect Equity Interests in Borrower, or any indirect or direct Equity Interest that results in a change of Control of the Borrower, or (ii) all or substantially all of the Property, in each case to another party (the “Transferee”); provided, that with respect to Transfers described in clause (ii), Borrower shall pay to Lender a transfer fee in the amount of one eighth of one percent (.125%) of the Principal Indebtedness for the first such Transfer, and Borrower shall pay to Lender a transfer fee in the amount of one quarter of one percent (.25%) of the Principal Indebtedness for the second such Transfer and each subsequent Transfer thereafter (provided that the transfer fee shall be waived in connection with (x) a one time Transfer of the Property to, and the assumption of the Loan by, an affiliate of Guarantor, and (y) any transfer requested by Lender in connection with a Secondary Market Transaction or otherwise); further provided, that with respect to Transfers described in each of clauses (i) and (ii), (A) the identity, experience, financial condition, creditworthiness, single purpose nature and bankruptcy remoteness of the Borrower, Transferee, and the replacement guarantors and indemnitors shall be reasonably satisfactory to Lender, (unless the Transferee is a Permitted Transferee, in which case the identity, experience, financial condition creditworthiness of Transferee need not be acceptable to Lender), (B) Borrower, Transferee, Guarantor and/or the replacement guarantors and indemnitors, as applicable, shall execute and deliver any and all documentation as may be reasonably required by Lender or required by the Rating Agencies, as the case may be, in form and substance reasonably satisfactory to Lender or satisfactory to the Rating Agencies, as the case may be, in Lender’s reasonable discretion or the Rating Agencies’ discretion, as applicable (including assumption documents), (C) counsel to Transferee and the replacement guarantors and indemnitors shall deliver to Lender and the Rating Agencies opinion letters relating to such transfer (including tax and bankruptcy opinions) in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies in Lender’s reasonable discretion and the Rating Agencies’ discretion, (D) if the Property is transferred, Borrower shall deliver (or cause to be delivered) to Lender, an endorsement to Lender’s title insurance policy (or in Borrower’s sole discretion, a new Lender’s title insurance policy) relating to the change in the identity of the vestee and the execution and delivery of the transfer documentation in form and substance reasonably acceptable to Lender, (E) Borrower pays all reasonable expenses incurred by Lender in connection with such Transfer, including Lender’s reasonable attorneys fees and expenses, all recording fees, and all fees payable to the applicable title company for the delivery to Lender of the endorsement referred to in clause (D) above (provided that expenses payable by Borrower in connection with a Transfer pursuant to clause (ii) of this Section 6.1(d) shall not exceed $75,000 for any one Transfer), and (F) if required by Lender, after a Secondary Market Transaction, Lender shall have received a Rating Agency Confirmation with respect to such Transfer;

(e) Transfers (excluding pledges) of direct or indirect partnership interests in Digital Realty Trust L.P. provided that (i) Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with such transfer, (ii) Lender shall have received such documents, certificates and legal opinions as it may reasonably request, (iii) after such Transfer, Borrower shall maintain its status as a single purpose, bankruptcy remote entity under criteria established herein, (iv) if after giving effect to such Transfer and all prior transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Lender shall receive a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies and (v) following such Transfer (x) Digital Realty Trust L.P. owns directly or indirectly one hundred percent (100%) of the interests in Borrower and Controls Borrower, and (1) Digital Realty Trust Inc. is the general partner of Digital Realty Trust L.P., owns at least 20% of the interests in Digital Realty Trust L.P. and Controls Digital Realty Trust L.P. which Controls Borrower, (2) a Permitted Transferee (except for a Permitted Transferee as defined in clause (vii) thereof) is the general partner of Digital Realty Trust L.P., such Permitted Transferee owns directly or indirectly fifty-one percent (51%) or more of the interests in Digital Realty Trust L.P., and such Permitted Transferee Controls Borrower, or (3) another Person (A) relating to which Lender has approved in its reasonable discretion and, if a Secondary Market Transaction has occurred, has received a Rating Agency Confirmation, and (B) is the general partner of Digital Realty Trust L.P., owns directly or indirectly fifty-one percent (51%) or more of the interests in Digital Realty Trust L.P., and Controls Digital Realty Trust L.P., and Borrower;

(f) Transfers of limited partnership interests in Digital Realty Trust L.P. by Global Innovation Partners LLC to its members in proportion to the ownership held by such members at the time of such transfers;

(g) Transfers of a direct or indirect legal or beneficial ownership interest in Borrower that occurs by devise or bequest or by operation of law upon the death of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust or family conservatorship established for the benefit of such immediate family member, provided that (i) Manager continues to be responsible for the management of the Property, and such transfer shall not result in a change of the day to day operations of the Property, (ii) Borrower shall give Lender notice of such transfer together with copies of all instruments effecting such transfer not less than twenty (20) Business Days after the date of such transfer, and (iii) if such transfer would result in a change of Control of Borrower, Borrower shall have (A) obtained Lender’s consent to such transfer within thirty (30) days after such transfer, which consent shall not be unreasonably withheld, and (B) if required by Lender, if such Transfer occurs after a Secondary Market Transaction, Borrower, at Borrower’s sole cost and expense, within thirty (30) days after such transfer, delivered (or cause to be delivered) to Lender a Rating Agency Confirmation with respect to such Transfer and such opinion letters (including tax and bankruptcy opinions) in form and substance satisfactory to Lender and the Rating Agencies in their discretion, respectively, and (C) reimbursed Lender for all expenses incurred by Lender in connection with such Transfer;

(h) Inter vivos or testamentary Transfers of all or any portion of the direct or indirect Equity Interest in Borrower to (i) one or more immediate family members of the current holders of such Equity Interests (a “Current Owner”), or (ii) a trust or other entity in which all of the beneficial interest is held by a Current Owner or one or more immediate family members of a Current Owner; provided, that in each case (A) such Transfers is made in connection with a Current Owner’s bona fide, good faith estate planning, (B) no material change in Control of Borrower (provided that a change in the members of the board of directors shall not, by itself, be considered a material change in Control) results therefrom unless the provisions of Section 6.1(e) have been satisfied, and (C) no such Transfer has an adverse effect on the bankruptcy remote status of Borrower under the requirements of any Rating Agency. As used herein, “immediate family members” shall mean the spouse, children and grandchildren and any lineal descendants; and

(i) Transfers of direct or indirect Equity Interests among the holders thereof as of the date hereof provided no such Transfer results in a material change in Control of Borrower (provided that a change in the members of the board of directors shall not, by itself, be considered a material change in Control).

Section 6.2. Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Trade Payables.

Section 6.3. Change In Business. Borrower shall not cease to be a Single-Purpose Entity. Borrower shall not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld.

ARTICLE 7

INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION

Section 7.1. Types of Insurance. At all times during the term of the Loan, Borrower shall maintain, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:

(a) Insurance with respect to the Improvements, Equipment and Inventory against any peril included within the classification “All Risks of Physical Loss” with extended coverage in amounts at all times sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements, Equipment and Inventory located on the Property. The policy referred to in this Section 7.1(a) shall contain a replacement cost endorsement and a waiver of depreciation. As used herein, “full insurable value” means the greater of (i) actual replacement cost of the Improvements, Equipment and Inventory (without taking into account any depreciation), determined annually by an insurer or by Borrower or, at the request of Lender, by an insurance broker (subject to Lender’s reasonable approval) and (ii) the outstanding Loan Amount. In all cases where any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses under applicable Legal Requirements, the policy referred to in this Section 7.1(a) must include “Ordinance and Law Coverage,” with “Time Element,” “Loss to the Undamaged Portion of the Building,” “Demolition Cost” and “Increased Cost of Construction” endorsements, in the amount of coverage required by Lender;

(b) Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrower and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, plus $10,000,000 umbrella coverage, plus motor vehicle liability coverage for all owned and non-owned vehicles (including, without limitation, rented and leased vehicles) containing minimum limits per occurrence, including umbrella coverage, of $1,000,000.

(c) Statutory workers’ compensation insurance;

(d) Business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (a) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(e) If all or any portion of the Property is located within a federally designated flood hazard zone, flood insurance in an amount equal to the lesser of (i) the full insurable value of the Property, (ii) the original Principal Indebtedness, and (iii) the maximum allowed under the related federal flood insurance program;

(f) If an engineering report (such engineering report to be delivered at Borrower’s expense by an engineer reasonably acceptable to Lender) indicates that the maximum probable loss (“PML”) to the Property equals or exceeds twenty percent (20%) of the replacement cost of the Property, earthquake insurance in an amount equal to the PML percentage multiplied by the replacement cost of the Property and in form and substance satisfactory to Lender in its reasonable discretion.

(g) Insurance against loss or damage from (i) leakage of sprinkler systems and (ii) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Property, in such amounts as Lender may from time to time reasonably require and which are customarily required by institutional lenders with respect to similar properties similarly situated;

(h) The insurance required under clauses (a) and (d) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under clauses (a) and (d) above at all times during the term of the Loan. Notwithstanding the foregoing, if the Terrorism Risk Insurance Act of 2002 is not in effect at any relevant time, Borrower shall only be required to obtain the amount of terrorism coverage that can be obtained at a price equal to two hundred percent (200%) of the aggregate insurance premium payable with respect to all the insurance coverage under Section 7.1 for the prior policy year. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 is in effect (including any extensions), Lender shall accept terrorism insurance which covers against “covered acts” as defined therein;

(i) During any period of Restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender; and

(j) Such other insurance with respect to the Improvements, Equipment and Inventory located on the Property against loss or damage as requested by Lender (including liquor/dramshop, mold, fungus, hurricane, windstorm and earthquake insurance) provided such insurance is of the kind for risks from time to time customarily insured against and in such amounts as are generally required by institutional lenders for properties comparable to the Property.

Section 7.2. Insurance Company. Borrower will maintain the insurance coverage described in Section 7.1 with financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “AA” or better by S&P and Fitch and an insurance financial strength rating of “Aa2” by Moody’s; provided, however, that Factory Mutual shall be an acceptable insurance company hereunder provided its claims paying ability rating does not fall below “BBB” or better by S&P and “AA-” by Fitch. If a Secondary Market Transaction occurs, if the insurance company complies with the aforesaid S&P required rating (and S&P is a Rating Agency) and the other Rating Agencies do not rate the insurance company, such insurance company shall be deemed acceptable with respect to such Rating Agency not rating such insurance company. Notwithstanding the foregoing, Borrower shall be permitted to maintain the insurance coverage with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

Section 7.3. Blanket Policy. The insurance coverage required under Section 7.1 may be effected under a blanket policy or policies covering the Property and other property and assets not constituting a part of the Property; provided that any such blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other respects with the requirements of this Article 7.

Section 7.4. General Insurance Requirements.

(a) Borrower agrees that all insurance policies shall: (i) be in such form and with such endorsements and in such amounts as may be satisfactory to Lender; (ii) name Lender as an additional insured/loss payee and provide that all Insurance Proceeds be payable to Lender; (iii) contain a “Non Contributory Standard Lender Clause” and a Lender’s Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid and a provision that payment of Insurance Proceeds in excess of the Restoration Proceeds Threshold shall be made by a check payable only to Lender; (iv) contain a waiver of subrogation endorsement as to Lender and its successors and assigns providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee; (v) contain an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for an aggregate deductible per loss for all policies not in excess of $30,000.00; (vi) contain a provision that such policies shall not be canceled or amended in any adverse manner, including any amendment reducing the scope or limits of coverage, without at least thirty (30) days prior notice to Lender in each instance; and (vii) with respect to commercial general liability, provide for claims to be made on an occurrence basis.

(b) In the event of foreclosure of the lien of the Mortgage or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Indebtedness, all right, title and interest of Borrower in and to all policies of casualty insurance (or in the case of a blanket policy, the rights under such policy which relate to the Property) covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.

Section 7.5. Certificates of Insurance and Delivery of Policies. Upon Lender’s request, certified copies of all insurance policies required pursuant to this Article 7 shall be promptly delivered to Lender except for blanket policies as to which certificates of same only need to be provided. Certificates of insurance with respect to all renewal and replacement policies shall be delivered to Lender not less than ten (10) days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums and certified copies of such insurance policies shall be delivered to Lender promptly after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance required by this Agreement, Lender may, at its option, after notice to Borrower, procure such insurance, and Borrower shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Indebtedness secured by the Loan Documents. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrower’s payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no claims with respect to the Property have been made under any of such insurance policies, and to Borrower’s knowledge, no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such insurance policies.

Section 7.6. Restoration Proceeds.

(a) Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief (in all cases, to the extent relating to the Property) paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower relating to the Property following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article 7. Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are $1,000,000 or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower. All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month. Subject to Lender’s rights under Section 7.7, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.

(b) Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender, which shall not be unreasonably withheld. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.

(c) If and to the extent Restoration Proceeds are not required pursuant to this Section 7.6 nor Section 7.7 below to be made available to Borrower to be used for the Restoration of the Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Indebtedness in accordance with Section 5(b) of the Note; provided that such payment or prepayment shall be without the payment of the Yield Maintenance Premium, unless an Event of Default has occurred and is then continuing, in which event, Borrower shall pay to Lender an amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of Insurance Proceeds or Condemnation Proceeds applied to the Indebtedness, or (ii) to the Restoration of all or any part of such Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable.

Section 7.7. Restoration. Borrower shall restore and repair the Improvements and Equipment or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 7.6, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 7.6) available to Borrower for Borrower’s restoration and repair of the Improvements, Equipment and Inventory affected by the Casualty or

Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:

(a) At the time of such Casualty or Taking, as applicable, and at the time of the disbursement of Restoration Proceeds to Borrower there shall exist no Event of Default;

(b) The Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable (provided that with respect to a Taking, the post-Restoration fair market value shall only be required to be sufficient to satisfy a loan-to-value ratio of 70%, as determined by Lender);

(c) Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);

(d) (i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than fifty percent (50%) of the fair market value of the Property and less than fifty percent (50%) of the rentable area of the Property, (ii) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the Property and less than fifteen percent (15%) of the rentable area of the Property, less than fifteen percent (15%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of such Taking, and (iii) in any event, (A) Leases covering at least sixty-five percent (65%) of the rentable square footage of the Property and (B) all Major Leases will remain in full force and effect during and after the Restoration;

(e) Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents reasonably acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements, Equipment and Inventory lost or damaged to the condition, utility and value required by Section 7.7(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article 7); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements.

(f) Borrower shall commence such work within sixty (60) days after obtaining all permits and licenses necessary to complete the Restoration (which permits and licenses Borrower covenants to use commercially reasonable efforts to promptly obtain) in accordance with the plans and specifications and all Legal Requirements, and shall diligently pursue such work to completion;

(g) Lender shall be satisfied in its reasonable discretion that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable, (C) the expiration of the business interruption insurance coverage referred to in Section 7.1(d) (provided that Borrower may extend this period until a future Payment Date if Borrower funds a reserve held by Lender with all payments that will come due under the Loan prior to or on that Payment Date), and (D) earliest date required pursuant to the terms of any Material Lease; and

(h) the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.

Section 7.8. Disbursement.

(a) Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.

(b) In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

ARTICLE 8

DEFAULTS

Section 8.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if Borrower fails to (i) make any scheduled payment of principal, interest, or amounts due under Article 3 on any Payment Date (unless sufficient amounts for the payment of such sums have been deposited in the Cash Collateral Account), or (ii) pay any other amount payable pursuant to the Loan Documents within five (5) Business Days after written notice from

Lender (provided such notice and cure period shall not apply to the payment due on the Maturity Date);

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) the occurrence of the events identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;

(d) the occurrence of a Transfer that is not a Permitted Transfer;

(e) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade;

(f) if Borrower or Guarantor (i) makes an assignment for the benefit of creditors, (ii) has a receiver, liquidator or trustee appointed for it, (iii) is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by or against, consented to, solicited by, or acquiesced in by it, or (iv) has any proceeding for its insolvency, dissolution or liquidation instituted against it (any of the foregoing in clauses (i) through (iv), an “Insolvency Action”); provided, however, that if such Insolvency Action was involuntary and not consented to by Borrower or Guarantor, as applicable, such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) days after the filing or commencement thereof;

(g) the failure of Borrower to maintain the insurance required pursuant to Article 7 (unless such failure results from the non-payment of premiums at a time when sufficient amounts for the payment thereof have been deposited in the Cash Collateral Account);

(h) if any guaranty given in connection with the Loan shall cease to be in full force and effect or any guarantor shall deny or disaffirm its obligations thereunder;

(i) a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement not otherwise referred to in this Section 8.1, or under any other Loan Document, for ten (10) days after notice to Borrower (and Guarantor, if applicable), in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this clause (i) is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice.

Section 8.2. Remedies. Subject to Section 17 of the Note, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action.

Section 8.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Property at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder. Notwithstanding any other provision of this Agreement, but subject to Section 17 of the Note, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Property, to the extent necessary to foreclose on other parts of the Property.

Section 8.4. Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.

Section 8.5. Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrower’s receipt of notice thereof from Lender, without in any way limiting Section 8.1, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

ARTICLE 9

ENVIRONMENTAL PROVISIONS

Section 9.1. Environmental Representations and Warranties. Borrower represents, warrants and covenants, as to itself and the Property, other than as disclosed to Lender in the environmental report(s) delivered to Lender in connection with the Loan: (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) which do not require Remediation; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under, from or affecting the Property which have not been fully Remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no Release or threat of any Release of Hazardous Substances which has migrated or is migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully Remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written notice or other written communication from any Person (including a Governmental Authority) relating to Hazardous Substances or the Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Borrower and that is contained in files and records of Borrower, including any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

Section 9.2. Environmental Covenants. Borrower covenants and agrees that it shall exercise reasonable efforts to ensure that: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Hazardous Substances used, present or Released in, on, under or from the Property, except those that are (i) in compliance with all Environmental Laws in all material respects and with permits issued pursuant thereto; (ii) fully disclosed to Lender in writing; and (iii) which do not require Remediation; (c) Borrower shall, at its sole cost and expense, (i) fully and expeditiously cooperate in all activities pursuant to Section 9.3, including providing all relevant information and making knowledgeable Persons available for interviews, and (ii) effectuate Required Remediation of any condition (including a Release of a Hazardous Substance or violation of Environmental Laws) in, on, under or from the Property for which Remediation is legally required; and (d) Borrower shall immediately upon Borrower becoming aware of such situation, notify Lender in writing of (A) any unlawful Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance in any material respect with any Environmental Laws related in any way to the Property; (C) any actual or potential Lien imposed on Borrower or the Property pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person (an “Environmental Lien”); (D) any required Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which any Borrower becomes aware from any Person relating in any way to an actual or threatened Release of Hazardous Substances in violation of Environmental Laws or the Remediation thereof.

Section 9.3. Environmental Cooperation and Access. In the event any Indemnified Party has a reasonable basis for believing that an environmental condition exists on the Property in violation of Environmental Laws, upon reasonable notice from Lender, Borrower shall, at Borrower’s sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct any environmental assessment or audit (the scope of which shall be determined in the reasonable discretion of Lender) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; and provided, further, that the Indemnified Parties and any other Person designated by the Indemnified Parties, may at its option, enter upon the Property at all reasonable times upon reasonable notice to assess any and all aspects of the environmental condition of the Property and its use.

Section 9.4. Environmental Indemnity. Borrower covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any past, present or threatened Release of Hazardous Substances in, on, above, under, from or affecting the Property, or any Remediation thereof; (b) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (c) any misrepresentation or inaccuracy in any representation or warranty of Borrower or Indemnitor concerning Hazardous Substances; and (d) any breach of Section 9.1 or Section 9.2 of this Agreement.

Section 9.5. Duty to Defend. Upon request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.

ARTICLE 10

SECONDARY MARKET TRANSACTIONS

Section 10.1. General. Borrower hereby acknowledges that Lender may in one or more transactions, (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times, (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes or components and/or reallocate a portion of the Loan to a mezzanine loan to be secured by direct and/or indirect Equity Interests in Borrower (the transactions referred to in clauses (a) through (e) above, each a “Secondary Market

Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes, note components, and mezzanine loans may be assigned different principal amounts and interest rates, so long as immediately after the effective date of such modification, the aggregate amount of, and the weighted average of the interest rates payable under, the Loan and such component note(s) or mezzanine loan, equal the outstanding Principal Indebtedness and Interest Rate, respectively, immediately prior to such modification, and the frequency, due dates (subject to Section 10.4), and amounts of all monetary payments under the Loan Documents immediately after the effective date of such modification are the same as immediately prior to such modification, and (ii) Borrower agrees (so long as there is no material increase in Borrower’s obligations or liability, and no material decrease in its rights (Lender shall pay for all costs and expenses of activities in Sections 10.1, 10.2 and 10.6, provided that Lender shall not be required to pay for any of Borrower’s costs or expenses to the extent that any costs or expenses exceed $35,000), to (A) modify its organizational structure to create one or more new Single-Purpose Entities to be the mezzanine borrower(s) (and to be otherwise satisfactory to Lender) and cause the same and any other owners of direct or indirect Equity Interest in Borrower to enter into such agreements deemed reasonably necessary by Lender to evidence and secure such mezzanine loan, and (B) execute and deliver to Lender such amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith).

Section 10.2. Borrower Cooperation. So long as there is no material increase in Borrower’s obligations or liability, and no material decrease in its rights, Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction.

Section 10.3. Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the “Investors”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower any Affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable. Notwithstanding the foregoing, except as to any information required to be provided pursuant to Section 5.5(b)-(d) of this Agreement, Lender shall not further disseminate any information provided to Lender and marked as CONFIDENTIAL unless disseminated under a confidentiality agreement, provided that Borrower shall only designate information as confidential if (i) the public dissemination of such information is prohibited by law or (ii) such information was provided by a non-Affiliate of Borrower and Borrower has previously agreed, in good faith, not to further disseminate such information to the party to whom Lender intends to distribute such information.

Section 10.4. Change of Payment Date. One (1) time prior to securitization of the Loan by Lender, Lender shall have the right to change the Payment Date to a date later than the sixth (6th) day of each calendar month (the “New Payment Date”) on thirty (30) days notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the Interest Rate for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date and (ii) shall extend the Maturity Date to the New Payment Date occurring in the calendar month set forth in the definition of Maturity Date.

Section 10.5. Borrower Indemnification. In connection with any Secondary Market Transaction, Borrower shall indemnify (a) the Indemnified Parties and (b) the party that has filed the registration statement relating to the Secondary Market Transaction (the “Registration Statement”), each of its directors and officers who have signed the Registration Statement and each Person that controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the party named as depositor in any private placement memorandum and each of its directors and officers who have signed the Registration Statement and each Person that controls such party (collectively, the “Underwriter Group”), for any Losses to which any of them may become subject (i) insofar as the Losses arise out of or are based upon any untrue statement of any material fact made by Borrower or Guarantor with respect to Borrower, its Affiliates, Guarantor, the Property, or the Manager, or arise out of or are based upon the omission by Borrower or Guarantor to state therein a material fact required to be stated in order to make such statements, in light of the circumstances under which (and at the time that) they were made, not misleading, or (ii) as a result of any untrue statement of material fact in any of the financial statements of Borrower or Guarantor or the failure to include in such financial statements any material fact necessary in order to make the statements therein, in light of the circumstances under which (and at the time that) they were made, not misleading. In addition, in connection with the foregoing, Borrower agrees to reimburse the Indemnified Party and the Underwriter Group for any legal or other expenses reasonably incurred by the Indemnified Party and the Underwriter Group in connection with investigating or defending the Losses.

Section 10.6. Additional Financial Information.

(a) If requested by Lender in connection with a public securitization in which the Loan constitutes at least ten percent (10%) of the assets of the securitization, Borrower, at Borrower’s expense, shall provide Lender with all financial statements and other financial, statistical or operating information, to the extent required pursuant to Regulation S-X of the Securities Act or any other Legal Requirements in connection with any (1) preliminary or final private placement memorandum or other offering documents or (2) preliminary or final prospectus, as applicable (each, a “Disclosure Document”) or any filing under or pursuant to the Securities Act or the Exchange Act in connection with or relating to a securitization (each, a “Securities Filing”). All financial statements provided by Borrower pursuant to this Section shall be prepared in accordance with GAAP and shall meet the requirements of Regulation S-X and other applicable Legal Requirements. All financial statements reporting for a full operating year (i) shall be audited by the independent accountants in accordance with generally accepted auditing standards, Regulation S-X and all other applicable Legal Requirements, (ii) shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable Legal Requirements, and (iii) shall be accompanied by a manually executed written consent of the independent accountants, acceptable to Lender, that authorizes the inclusion of such financial statements in any Disclosure Document or Securities Filing and permits the use of the name of such independent accountants and reference to such independent accountants as “experts” in any Disclosure Document and Securities Filing, all of which shall be provided, at Borrower’s expense, at the same time as the related financial statements are required to be provided, or as soon thereafter as reasonably practicable. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

ARTICLE 11

EXCULPATION

This Agreement is and shall be subject to the exculpation provisions of Section 17 of the Note.

ARTICLE 12

MISCELLANEOUS

Section 12.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Section 9.1 and the representations and warranties set forth in Section 4.19 shall survive in perpetuity and shall not be subject to Article 11. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than Borrower, Guarantor, and the holder(s) of the Note, the Mortgage and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 12.2. Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

Section 12.3. Governing Law; Venue.

(a) This Agreement and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Property is located (without giving effect to rules regarding conflict of laws).

(b) Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.

Section 12.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.

Section 12.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed to the parties as follows:

If to Lender:	Countrywide Commercial Real Estate Finance, Inc.
4500 Park Granada
Calabasas, California 91302
Attention: Marlyn Marincas
Facsimile No.: (818) 225-3898

with a copy to:	Dechert LLP
One Market, Steuart Tower
Suite 2500
San Francisco, California 94105
Attention: Joseph B. Heil, Esq.
Facsimile No.: (415) 262-4555

If to Borrower:	200 Paul, LLC
c/o Digital Realty Trust, L.P.
560 Mission Street, Suite 2900
San Francisco, California 94105
Attention: A. William Stein
Facsimile No.: (415) 738-6501

with a copy to:	Cooley Godward LLP
101 California Street, 5th Floor
San Francisco, California 94111
Attention: Paul Churchill
Facsimile No.: (415) 693-2222

A party receiving a notice which does not comply with the technical requirements for notice under this Section 12.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation indicating receipt prior to 5:00 P.M. on a Business Day of the party to whom such notice was telecopied (and otherwise such notice shall be deemed to have been given on the next Business Day), provided that such telecopied notice was also delivered as required in this Section 12.6.

Section 12.7. Trial By Jury. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 12.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.10. Preferences. Without in any way prejudicing Borrower or Guarantor, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.12. Intentionally Deleted.

Section 12.13. Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 12.15. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, Manager, any contractor or Governmental Authority and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.

Section 12.16. Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Mortgage to the payment of the Indebtedness in preference to every other claimant whatsoever.

Section 12.17. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory or mandatory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s agents.

Section 12.18. Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 12.19. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. If Borrower has dealt with one or more of foregoing described Persons, Borrower acknowledges and agrees that such Persons may receive additional compensation and/or fees from Lender. Lender hereby agrees to indemnify and hold Borrower harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 12.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 12.21. Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, but in no event more than one time per calendar quarter, upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred, and, if so, specifying each such Event of Default.

Section 12.22. Payment of Expenses. Borrower shall, whether or not the Loan is closed, pay all of Lender’s costs and expenses incurred in connection with the Loan (but not in connection with a Secondary Market Transaction), to the extent evidenced by detailed invoices if requested by Borrower, including reasonable out-of-pocket fees, costs, expenses, and disbursements of Lender and its attorneys, local counsel, accountants and other contractors in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, reasonable travel expenses, accounting firm fees, costs of the appraisal, environmental report(s) (and an environmental consultant), surveys and the engineering report(s) obtained by or delivered to Lender in connection with the Loan, and (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents.

Section 12.23. Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (i) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the U.S. Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section 12.23.

Section 12.24. Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

Section 12.25. Liability and Indemnification.

(a) Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party unless and to the extent such loss was caused by the fraud, gross negligence, material breach, or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit) or under or by reason of any Loan Document. Unless and until Lender becomes the fee owner of the Property following an Event of Default, the Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Lease, Contract or Permit; nor shall it make Lender responsible or liable for any waste committed on the Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.

(b) Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Losses, and reimburse them for any reasonable costs and expenses incurred, in connection with, arising out of or as a result of (i) the transactions and matters referred to or contemplated by the Loan Documents, (ii) the exercise of any of Lender’s remedies under any Loan Document or (iii) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit), except to the extent that any such Loss resulted from the fraud, negligence, material breach of the Loan Documents or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (iii) above, Borrower shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

Section 12.26. Publicity. Only with Borrower’s prior written consent, which shall not be unreasonably withheld, shall Lender have the right to issue press releases, advertisements and other promotional materials describing Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender. All news releases, publicity or advertising by Borrower or their affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, except for disclosures required by law which shall not require Lender approval but which shall require prior notice to Lender.

Section 12.27. Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.

Section 12.28. Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by law to deduct any of the foregoing from any sum payable under the Loan Documents, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.28), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of the passage of any Legal Requirement subsequent to the date hereof in any manner changing or modifying

Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower will pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the reasonable opinion of Lender, the making of such payment might result in the imposition of interest beyond the Maximum Amount) or from paying any other Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides notice to Borrower of such change in law and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default; provided, however, that any such prepayment made under this Section 12.28 shall be made without the payment of any Yield Maintenance Premium.

Section 12.29. Further Assurances. Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (a) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness, and/or (b) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its discretion.

Section 12.30. Attorneys’ Fees. In the event any dispute should result in litigation (including but not limited to actions for enforcement or interpretation), the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

[Signatures on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

COUNTRYWIDE COMMERCIAL
REAL ESTATE FINANCE, INC.,
a California corporation

By:	/S/ CHARLES NEIRICK
Name: Charles Neirick
Title: Senior Vice President

[Signatures continued on following page]

BORROWER:

200 Paul, LLC,
a Delaware limited liability company

By:	200 Paul Holding Company, LLC,
a Delaware limited liability company,
Its Sole Member

	By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
Its Sole Member

		By:	Digital Realty Trust, Inc.,
a Maryland corporation,
Its General Partner

		By:	/s/ A. William Stein
		Its:	Secretary

Borrower’s Organizational Identification Number:

Schedule 1

Loan Documents

(a)	Promissory Note made by Borrower in favor of Lender in the original principal amount of the Loan Amount (the “Note”);

(b)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Borrower, as trustor, for the benefit of Lender, as beneficiary (the “Mortgage”);

(c)	Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases”);

(d)	Environmental Indemnity Agreement made by Guarantor in favor of Lender;

(e)	Guaranty made by Guarantor in favor of Lender;

(f)	Collection Account Agreement among Borrower, Lender, and Wachovia Bank, National Association (the “Collection Account Agreement”);

(g)	Cash Collateral Account Agreement between Borrower and Lender (the “Cash Collateral Account Agreement”);

(h)	Manager’s Consent and Subordination of Management Agreement by and among Borrower and Manager to Lender (the “Manager’s Subordination”);

(i)	Secretary’s Certificate with respect to Borrower made by Borrower to Lender.

SI-1

EXHIBIT C

Definition of Single-Purpose Entity

“Single Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter

(i) was and will be organized solely for the purpose of (x) owning the Property or (y) acting as the managing member of the limited liability company which owns the Property or (z) acting as the general partner of a limited partnership which owns the Property,

(ii) has not and will not engage in any business unrelated to (x) the ownership, management, leasing, financing and operation of the Property or (y) acting as a member of a limited liability company which owns the Property or (z) acting as a general partner of a limited partnership which owns the Property, and in any case, will conduct its business as presently conducted and operated,

(iii) has not and will not own any asset or property other than (x) the Property and incidental personal property necessary for the ownership, management, leasing, financing and operation of the Property or (y) its member interest in the limited liability company which owns the Property or (z) its general partnership interest in the limited partnership which owns the Property, as applicable,

(iv) to the fullest extent permitted by law, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable),

(v) if such entity is a limited partnership, has and will have as its only general partners, general partners which are and will be Single-Purpose Entities which are corporations or Single Member LLCs,

(vi) if such entity is a corporation or a Single Member LLC (as defined below), at all relevant times, has and will have at least one (1) Independent Director (as defined below),

(vii) the board of directors of such entity (or if such entity is a Single Member LLC, the entity, each member, each director, each manager, the board of managers, if any, and all other Persons on behalf of such entity), has not taken and will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members and all directors and managers, as applicable, unless all of the directors or managers, as applicable, including, without limitation, the Independent Director, shall have participated in such vote,

(viii) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity,

(ix) if such entity is a limited liability company (other than a Single Member LLC), has and will have at least one member that is and will be a Single-Purpose Entity which is and will be a corporation, and such corporation is and will be the managing member of such limited liability company,

(x) without the unanimous consent of all of the partners, directors or managers (including, without limitation, the Independent Director) or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (y) make any assignment for the benefit of such entity’s creditors; or (z) take any action that might cause such entity to become insolvent,

(xi) has maintained and will maintain its books, records, financial statements, accounting records, bank accounts and other entity documents in its own name and separate from any other Person,

(xii) has maintained and will maintain its books, records, resolutions and agreements as official records,

(xiii) has not commingled and will not commingle its funds or other assets with those of any other Person,

(xiv) has held and will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person,

(xv) has conducted and will conduct its business in its name,

(xvi) has filed and will file its own tax returns (to the extent required to file any tax returns) and has not and will not file a consolidated federal income tax return with any other Person;

(xvii) is and intends to remain solvent, and has paid and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower or any general partner, managing member or controlling shareholder of Borrower, or the death, insolvency or bankruptcy filing of any Guarantor;

(xviii) has done or caused to be done, and will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, has not, and without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents (except as required by law),

(xix) has maintained and will maintain an arms-length relationship with its Affiliates,

(xx) if (A) such entity owns the Property, has and will have no indebtedness other than the Indebtedness and unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property which (1) do not exceed, at any time, a maximum amount of five percent (5%) of the Loan Amount and (2) are paid within 30 days of the date incurred, or (B) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, or (z) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred (the foregoing, as applicable to the referenced Person, “Permitted Trade Payables”),

(xxi) has not and will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person,

(xxii) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Person,

(xxiii) has allocated and will allocate fairly and reasonably shared expenses, including, without limitation, shared office space, and has maintained and utilized and will maintain and utilize separate stationery, invoices and checks bearing its own name,

(xxiv) except as permitted under the Loan Documents, has not and will not pledge its assets for the benefit of any other Person,

(xxv) has held and identified itself and will hold itself out to the public as a legal entity separate and distinct from any other Person and under its own name,

(xxvi) has not made and will not make loans or advances to any Person,

(xxvii) has not and will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under a business management services agreement with an affiliate that complies with the terms set forth in clause (xxviii) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Single Purpose Entity,

(xxviii) except as permitted under the Loan Documents, has not entered and will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance,

(xxix) has paid and will pay the salaries of its own employees from its own funds (to the extent of such funds) and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations,

(xxx) has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations,

(xxxi) if such entity is a limited liability company (other than a Single Member LLC), for so long as any portion of the Indebtedness is outstanding, such entity shall dissolve only upon the bankruptcy of the managing member, and such entity’s articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision,

(xxxii) if such entity is a limited liability company (other than a Single Member LLC) or limited partnership, and such entity has one or more managing members or general partners, as applicable, then so long as any portion of the Indebtedness is outstanding, such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity’s organizational documents shall contain such provision,

(xxxiii) if such entity is a Single Member LLC, its organizational documents shall provide that, as long as any portion of the Indebtedness remains outstanding, upon the occurrence of any event that causes the last remaining member of such Single Member LLC to cease to be a member of such Single Member LLC (other than (y) upon an assignment by such member of all of its limited liability company interest in such Single Member LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents, or (z) the resignation of such member and the admission of an additional member of such Single Member LLC, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents), the individual(s) acting as the Independent Director(s) of such Single Member LLC shall, without any action of any Person and simultaneously with the last remaining member of the Single Member LLC ceasing to be a member of the Single Member LLC, automatically be admitted as members of the Single Member LLC (the “Special Member”) and shall preserve and continue the existence of the Single Member LLC without dissolution thereof,

(xxxiv) if such entity is a Single Member LLC, its organizational documents shall provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Single Member LLC as a Special Member, and (B) such successor Special Member has also accepted its appointment as the Independent Director,

(xxxv) has not permitted and will not permit any Affiliate (other than its managing member or manager) independent access to its bank accounts except for Manager in its capacity as the agent pursuant to and in accordance with the terms of the Management Agreement,

(xxxvi) has not and will not have any obligation to indemnify the SPE Equity Owner or any Special Member, as the case may be, unless such an obligation was and is fully subordinated to the Indebtedness and, to the fullest extent permitted by law, will not constitute a claim against such entity in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such indemnity obligation,

(xxxvii) has conducted and will continue to endeavor to conduct its business and exercise diligent efforts to cause each Person covered by the substantive non-consolidation opinion delivered to Lender by Borrower’s counsel in connection with the closing of the Loan to conduct its business so that the assumptions made in such opinion shall be true and correct in all respects,

(xxxviii) to the fullest extent permitted by law, (including Section 18-1101(c) of the Delaware Limited Liability Company Act if such entity is a limited liability company formed under the laws of the state of Delaware), has considered and, as long as any portion of the Indebtedness remains outstanding, will consider, the interests of its creditors in connection with all limited liability company or limited partnership actions, as applicable; and

(xxxix) has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.

“Independent Director” means a duly appointed member of the board of directors (or with respect to a Single Member LLC, the board of managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager, or contractor of such entity or any of its affiliates, or (c) a Person who controls (directly, indirectly, or otherwise) such entity or any of its affiliates or any creditor, supplier, employee, officer, director, family member, manager, or contractor of such Person or any of its affiliates.

“Single Member LLC” means a limited liability company that (a) is either (i) a single member limited liability company or (ii) a multiple member limited liability company that does not have a Single-Purpose Entity that owns at least one percent (1%) of the equity interests in such limited liability company as its managing member, and (b) is organized under the laws of the State of Delaware.